Exhibit 99.1

For Immediate Release

Contact: Karyn L. Miller, Chief Financial Officer

(303) 444-0900 x 102

kmiller@noof.com

New Frontier Media Reports Second Quarter
Results of $0.11/share

BOULDER, COLORADO, November 3, 2005 -- New Frontier Media, Inc. (Nasdaq: NOOF), a leader in the electronic distribution of adult entertainment, announced its second quarter results of $0.11 per fully diluted share, net of a quarterly tax rate of 36.89%. This compares with $0.13 per fully diluted share, net of a 30.28% quarterly tax rate, for the same quarter a year ago.

The Company reported net revenue for the current year quarter of $11.3 million compared to $12.0 million for the same quarter a year ago, representing a decrease of 6%. Net income for the current year quarter was $2.6 million as compared to net income of $3.1 million for the second quarter a year ago, representing a decrease of 16%.

"Our business continues to perform profitably and we are on track to meet or exceed our full year guidance of $0.39 to $0.43 cents per share," said Michael Weiner, Chief Executive Officer of New Frontier Media.

Pay TV

The Company’s Pay TV Group reported revenue of $10.7 million for the quarter ended September 30, 2005, as compared to $11.3 million for the quarter ended September 30, 2004, which represents a decrease of 5%. Of this, revenue from the Pay TV Group’s pay-per-view (“PPV”) services was flat at $6.0 million for both quarters ended September 30, 2005 and 2004, respectively. Revenue from the Pay TV Group’s video-on-demand (“VOD”) service, provided both to the cable and hotel markets, declined 7% to $4.0 million for the quarter ended September 30, 2005, from $4.3 million for the quarter ended September 30, 2004. Revenue from the Pay TV Group’s C-Band service decreased 30% to $0.7 million for the quarter ended September 30, 2005, from $1.0 million for the quarter ended September 30, 2004.

The Pay TV Group’s PPV revenue increased due to new launches of TEN*Clips and TEN*Blox by a top five cable operator. The increase in revenue from these new launches was offset by two affiliated systems of two different cable operators transitioning adult from their digital PPV platform to VOD only. We do not anticipate that any other cable operators will be transitioning their adult content in this manner in the near future.

The decrease in the Pay TV Group’s VOD revenue is related to increased competition on platforms where the Pay TV Group had previously been the only provider of adult content. Declines in the Pay TV Group’s cable VOD revenue as a result of increased competition was slightly offset by an increase in revenue from new VOD launches during the year.

EBITDA for the Pay TV Group was $5.8 million for the quarter ended September 30, 2005, as compared to EBITDA of $5.9 million for the quarter ended September 30, 2004, representing a decrease of 2%. Gross margin for the Pay TV Group increased to 68% for the quarter ended September 30, 2005 from 66% for the quarter ended September 30, 2004. Operating expenses declined 15% year-over-year for the quarter primarily due to a decrease in brand promotion expenses.

Internet Group

The Company’s Internet Group reported net revenue of $0.6 million for the quarter ended September 30, 2005 as compared to revenue of $0.7 million for the quarter ended September 30, 2004, representing a 14% decline in revenue. EBITDA for the Internet Group was $0.1 million for both quarters ended September 30, 2005 and 2004, respectively.

Corporate Administration Expenses

Corporate administration expenses increased 42% to $1.7 million for the quarter ended September 30, 2005 from $1.2 million for the quarter ended September 30, 2004. This increase is due to legal fees incurred for a lawsuit that went to trial during the current year quarter and to consulting fees. The Company was successful in defending this lawsuit and no additional legal fees related to it are expected in future periods.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time. The participant phone number for the conference call is (800)-366-7417. To participate in the web cast please log on to www.noof.com and click on “Investor Relations” and then “Webcasts & Events”. A replay of the conference call will be available for seven days after 1 p.m. Eastern Time on November 3, 2005 at (800)-405-2236, access code 11043377#. The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company’s corporate web site, www.noof.com, under “Investor Relations/News Releases”.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements. All statements in this release about meeting or exceeding our full year guidance of $0.39 - $0.43 cents per share or the future outlook related to New Frontier Media and the outcome of any contingencies are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading distributor of adult entertainment via electronic platforms. The Company delivers the most extensive lineup of quality programming over the broadest range of electronic means including cable, satellite, Broadband, wireless and video-on-demand.

The Erotic Networks™, the umbrella brand for the Company’s subscription and pay television subsidiary, provides pay-per-view, video-on-demand, and subscription TV networks and services to over 82 million cable, DBS (direct broadcast satellite) and C-band households throughout North America. The Erotic Networks™ include Pleasure™, TEN™, TEN*Clips™, TEN*Xtsy™, TEN*Blue™, TEN*Blox™, TEN*Max™ and TEN*On Demand™. These networks and services represent the widest variety of editing standards available and are programmed without duplication to offer the most extensive selection of adult network programming under a single corporate umbrella.

For more information about New Frontier Media, Inc. contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.

Consolidated Operating Results
(in '000's except per share amounts)

	(Unaudited)		(Unaudited)
	Quarter Ended		Six Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenue	$11,349	$12,026	$ 22,388	$23,502

Cost of Sales	(3,699)	(4,133)	(7,294)	(8,078)

Gross Profit	7,650	7,893	15,094	15,424

Operating Expenses	(3,759)	(3,579)	(7,527)	(7,210)

Operating Income	3,891	4,314	7,567	8,214

Other Income/(Expense)	294	78	496	77

Net Income Before Taxes	$4,185	$4,392	$8,063	$8,291

Provision for income taxes	(1,544)	(1,330)	(2,959)	(2,501)

Net Income	$2,641	$3,062	$5,104	$5,790

Basic Income Per Share	$0.12	$0.14	$0.23	$0.26

Diluted Income Per Share	$0.11	$0.13	$0.22	$0.25

Basic shares outstanding	22,745	22,002	22,675	22,174

Diluted shares outstanding	23,220	22,931	23,165	23,164

Reconciliation of Net Income to EBITDA as reported

	(Unaudited)		(Unaudited)
	Quarter Ended		Six Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net Income	$2,641	$3,062	$5,104	$5,790

Adjustments:
Depreciation/Amortization (1)	297	454	646	904
Interest Expense	13	27	29	61
Interest Income	(305)	(81)	(524)	(114)
Income Taxes	1,544	1,330	2,959	2,501

EBITDA as reported	$4,190	$4,792	$8,214	$9,142

(1) Amortization excludes amortization of content licenses

The Condensed Statement of Operations should be read in conjunction with the Company's
Form 10Q, 10-K and other filings with the Securities and Exchange Commission.
To obtain a copy please contact New Frontier Media, Inc.

Consolidated Balance Sheet	(Unaudited)	(Audited)
	(in 000s)	(in 000s)
	September 30, 2005	March 31, 2005
CURRENT ASSETS:
Cash and cash equivalents	$16,568	$18,403
Marketable Securities	14,662	9,075
Accounts receivable, net	6,304	8,034
Prepaid expenses	410	529
Deferred Tax Asset	286	382
Income Tax Receivable	0	157
Other	426	564

TOTAL CURRENT ASSETS	38,656	37,144

FURNITURE AND EQUIPMENT, net	3,096	3,435

OTHER ASSETS:
Prepaid distribution rights, net	9,242	9,721
Marketable Securities	9,617	4,547
Goodwill	3,743	3,743
Other identifiable intangible assets, net	17	101
Other	836	837

TOTAL OTHER ASSETS	23,455	18,949

TOTAL ASSETS	$65,207	$59,528

CURRENT LIABILITIES:
Accounts payable	$1,329	$1,868
Current portion of capital lease obligations	60	154
Deferred revenue	526	484
Current portion of notes payable	133	275
Taxes Payable	525	0
Accrued Liabilities	2,384	2,871

TOTAL CURRENT LIABILITIES	4,957	5,652

LONG TERM LIABILITIES:
Deferred Rent	204	205
Deferred tax liability	114	5

TOTAL LONG-TERM LIABILITIES	318	210

TOTAL LIABILITIES	5,275	5,862

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock	2	2
Additional paid-in capital	56,355	55,173
Accumulated deficit	3,650	(1,454)
Other comprehensive income/(loss)	(75)	(55)
TOTAL SHAREHOLDERS' EQUITY	59,932	53,666

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$65,207	$59,528